For Immediate Release
Mediacom Communications Reports Results
for Third Quarter 2005
Middletown, NY — November 9, 2005 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported financial results for the three months ended September 30, 2005. The Company will hold a teleconference to discuss its third quarter 2005 results today at 10:30 a.m. Eastern Time. A live broadcast of the Company’s teleconference can be accessed through the Company web site at www.mediacomcc.com.
Third Quarter 2005 Financial Highlights
Third quarter 2005 highlights were as follows:
•	Revenue of $275.0 million, an increase of 5.3% over Q3 2004

•	Operating income before depreciation and amortization (“OIBDA”) of $100.0 million, an increase of 1.5% over Q3 2004

•	Capital expenditures of $67.4 million

•	Total revenue generating units (“RGUs”) of 2,361,000, an increase of 168,000, or 7.7%, over September 30, 2004, and a gain of 34,000 during the quarter, including:
•	Basic subscriber losses of 17,000 (including 9,000 basic subscribers that were lost due to Hurricanes Dennis and Katrina)

•	Digital customer gains of 22,000

•	Data customer gains of 27,000

•	Phone customer gains of 2,000
These results were affected by Hurricanes Dennis and Katrina, which disrupted operations in certain of the Company’s cable systems in Alabama, Florida and Mississippi. For the three months ended September 30, 2005, revenues and OIBDA were reduced by $1.5 million and $2.3 million, respectively, and capital expenditures were increased by $4.1 million as a result of the hurricanes. For more information on the effects of the hurricanes, see “Effect of Hurricanes on Operations and Financial Results.”
“Mediacom delivered solid growth of 34,000 RGUs in the third quarter, even after taking into account the 12,000 RGUs that we lost due to the hurricanes,” said Rocco B. Commisso, Mediacom’s Chairman and CEO. “Customers have responded well to our product packaging and bundling initiatives. While our strategies have helped stabilize our core video business, offering extended discount periods to our customers has weighed upon short-term results.”

“Our financial performance this quarter was further impacted by Hurricanes Dennis and Katrina. Last year, our business was disrupted by Hurricane Ivan. Together, the three hurricanes have not only affected our operating results, but have also taken away for the near-term some of the Gulf Coast’s organic growth potential. We are confident that the region will recover even stronger and Mediacom will be there rebuilding our network to better serve these communities.”
“We are pleased with the progress of our phone business since its launch in June 2005. Today we are marketing to over 1.2 million homes and serve over 8,000 phone customers. We believe our residential phone service, together with ongoing efforts to strengthen our core video business, have laid the groundwork for improving financial performance in 2006,” Mr. Commisso concluded.
Effect of Hurricanes on Operations and Financial Results
In July and August 2005, as a result of Hurricanes Dennis and Katrina, the Company’s cable systems in areas of Alabama, Florida, and Mississippi experienced, to varying degrees, damage to their cable plant and other property and equipment, service interruption and loss of customers. Some customers’ homes in these areas also sustained varying levels of damage, including certain homes in the Mississippi area that were totally destroyed. Hurricanes Dennis and Katrina initially disrupted cable service to about 45,000 and 55,000 basic subscribers, respectively, in these states. The Company estimates that, as of September 30, 2005, the hurricanes caused losses of approximately 9,000 basic subscribers, 2,000 digital customers and 1,000 data customers, which are reflected in the Company’s subscriber and customer counts as of September 30, 2005.
The Company is currently providing service to substantially all of the surviving households in the affected communities, and expects to recover a portion of these lost customers as they return to the region to rebuild or repair their homes. The Company anticipates that some customers will move back into their homes or into temporary housing on their properties while repairs or rebuilding are under way, and potentially reconnect or reactivate cable service at that time.
The Company’s results of operations for the three months ended September 30, 2005 take into account service interruption credits, lost revenues and incremental costs caused by these hurricanes. Revenues for the three months ended September 30, 2005 reflected approximately $0.6 million of service interruption credits issued to customers, $0.7 million of lost revenues from customers whose homes were destroyed or otherwise rendered uninhabitable and $0.2 million of lost revenue in the advertising sales business. The Company also incurred incremental service costs of approximately $0.5 million to cover the repair of the Company’s facilities, including increased employee and outside contractor costs; incremental selling, general and administrative costs of approximately $0.3 million related to additional customer service employee costs required to support customers’ needs; and $0.6 million of incremental depreciation expense due to the impairment of cable plant and other property and equipment. Subsequent impairment charges may result as the Company completes its assessment of the damage. Capital expenditures to rebuild the Company’s cable plant and facilities and restore service were approximately $4.1 million for the three months ended September 30, 2005. The Company estimates that after September 30, 2005, it may spend an additional $5.5 million to rebuild the remainder of its damaged cable plant and other property affected by Hurricanes Ivan, Dennis and Katrina, assuming the complete recovery of the affected communities, although it cannot be certain about the timing of such spending.
The Company is insured against certain losses related to the hurricanes, principally facility damage, subject to varying deductible amounts. The Company cannot estimate at this time the amounts that will be ultimately recoverable under its insurance policies.

Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004
For the third quarter of 2005, revenues were $275.0 million, an increase of 5.3% over $261.0 million in the comparable 2004 period. These figures reflected reductions in revenues related to hurricanes in the 2005 and 2004 periods of $1.5 million and $2.9 million, respectively.
•	Video revenues increased 1.4%, as a result of rate increases applied on the Company’s subscribers and higher fees from advanced video products and services, offset by a 2.2% decrease of basic subscribers from 1,461,000 to 1,429,000. The Company’s loss of basic subscribers resulted from continuing competitive pressures by other video providers and, to a lesser extent, the impact of Hurricanes Dennis and Katrina. To strengthen its competitiveness, the Company increased the emphasis on product bundling and on enhancing and differentiating its video products and services, and implemented new promotional campaigns with extended six- to twelve-month discount periods. Partly as a result of these efforts, the Company’s loss of basic subscribers decreased significantly during the three months ended September 30, 2005, with a net loss of 8,000 basic subscribers adjusted for the impact of Hurricanes Dennis and Katrina, compared to a loss of 21,000 in the same period last year adjusted for the impact of Hurricane Ivan. Digital customers rose by 22,000 during the third quarter of 2005, as compared to a gain of 9,000 in the same period last year. Average monthly video revenue per basic subscriber increased 4.1% from the third quarter of 2004 to $49.06.

•	Data revenues rose 27.1%, primarily due to a 29.4% year-over-year increase in data customers from 350,000 to 453,000 and, to a much lesser extent, the growth of the Company’s commercial service and enterprise network businesses. Data customers grew by 27,000 during the third quarter of 2005, as compared to a gain of 23,000 in the same period last year. Average monthly data revenue per data customer decreased 2.2% from the third quarter of 2004 to $37.73, largely due to promotional offers in 2005.

•	Advertising revenues increased 3.0%, as a result of stronger national and regional advertising, offset in part by a decline in political advertising.
Service costs grew 9.1% and included incremental costs related to hurricanes in 2005 and 2004 of $0.5 million and $0.8 million, respectively. This increase was primarily due to: (i) increased programming costs as a result of lower launch support received from programming suppliers and higher unit costs, significantly offset by a lower base of basic subscribers; (ii) greater employee costs caused by increased headcount and overtime of technicians to prepare the Company’s network for phone service and increased overtime for customer installation activity and hurricane-related repairs; and (iii) higher field operating costs as a result of higher vehicle fuel costs, greater use of outside contractors for hurricane-related repairs and customer activity typically performed by service employees and, to a lesser extent, increases in routine plant repairs and maintenance.
Selling, general and administrative expenses rose 4.9% and included incremental costs related to hurricanes in 2005 and 2004 of $0.3 million and $0.2 million, respectively. This increase was primarily due to higher employee costs caused by higher staffing, commissions and benefit costs of customer service and direct sales personnel resulting from higher levels of customer activity. This was offset in part by a decrease in bad debt expense primarily as a result of a change in estimate in the Company’s advertising business to better reflect historical collection experience.

Corporate expenses rose 7.3%, principally due to increases in employee compensation, including amortization of non-cash stock-based compensation and higher legal and accounting fees.
Depreciation and amortization decreased 1.4%, as a result of asset retirements and a sale of cable system assets in 2004, offset in part by increased depreciation for ongoing investments to continue the rollout of products and services and for investments in the Company’s cable network.
Interest expense, net, increased 7.5%, principally due to higher market interest rates on variable rate debt. This increase was offset in part by the redemption in April 2005 of the Company’s 8 1/2% Senior Notes due 2008 with lower cost bank borrowings.
As a result of the quarterly mark-to-market valuation of the Company’s interest rate exchange agreements, the Company recorded a net gain on derivatives amounting to $5.1 million for the three months ended September 30, 2005, as compared to a net loss on derivatives of $4.2 million for the three months ended September 30, 2004.
The Company generated a net loss for the three months ended September 30, 2005 of $2.7 million, as compared to a net loss of $12.8 million for the three months ended September 30, 2004.
Liquidity and Capital Resources
The Company has included, in Attachment 4, the Condensed Statements of Cash Flows for the nine months ended September 30, 2005 and 2004 in order to provide more detail regarding the liquidity and capital resources discussion below.
Significant sources of cash for the nine months ended September 30, 2005 consisted of the following:
•	Generation of net cash flows from operating activities of approximately $121.2 million;

•	Net borrowings of $58.7 million; and

•	Proceeds from the sale of assets and investments of $4.6 million.
Significant uses of cash for the nine months ended September 30, 2005 consisted of the following:
•	Capital expenditures of approximately $179.2 million;

•	Repurchase of common stock of $6.3 million; and

•	Financing costs of $6.3 million related to the issuance in August 2005 of $200 million of 8 1/2% Notes due 2015.
Capital Raising Activities
In August 2005, the Company issued $200.0 million aggregate principal amount of 8 1/2% senior notes due 2015. The proceeds were used to reduce outstanding balances under the Company’s revolving credit facilities. In October 2005, the operating subsidiaries of Mediacom Broadband LLC, one of the Company’s wholly-owned subsidiaries, amended the revolving credit portion of their senior secured credit facility to: (i) increase the revolving credit commitment from approximately $543.0 million to approximately $650.5 million, of which approximately $430.3 million is not subject to scheduled reductions prior to the termination date; and (ii) extend the termination date of the commitments not subject to reductions from March 31, 2010 to December 31, 2012.

Financial Position
At September 30, 2005, the Company had total debt outstanding of $3,068.3 million, an increase of $58.7 million since December 31, 2004. As of September 30, 2005, pro forma for the amended revolving credit facility at Mediacom Broadband, the Company had unused credit facilities of $879.2 million, of which $860.5 million could be borrowed and used for general corporate purposes based on the terms and conditions of the Company’s debt arrangements. As of the date of this press release, 71.5% of the Company’s total debt is at fixed interest rates or subject to interest rate protection, and the Company’s weighted average cost of debt capital, including interest rate swap agreements, is 7.2%.
Updated 2005 Guidance
Given current trends in the business and the financial impact of Hurricanes Dennis and Katrina, the Company now expects its financial results for fiscal 2005 to be as follows: revenues of about $1.1 billion; OIBDA of about $408 million, exclusive of any non-cash compensation expense; capital expenditures of about $228 million; and interest expense of about $210 million.
Use of Non-GAAP Financial Measures
“OIBDA” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines free cash flow as OIBDA less interest expense, net, cash taxes and capital expenditures.
OIBDA is one of the primary measures used by management to evaluate the Company’s performance and to forecast future results. The Company believes OIBDA is useful for investors because it enables them to assess the Company’s performance in a manner similar to the method used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies. A limitation of this measure, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management utilizes a separate process to budget, measure and evaluate capital expenditures.
Free cash flow is used by management to evaluate the Company’s ability to service its debt and to fund continued growth with internally generated funds. The Company believes free cash flow is useful for investors because it enables them to assess the Company’s ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the method used by management, and provide measures that can be used to analyze, value and compare companies in the cable television industry. The Company’s definition of free cash flow eliminates the impact of quarterly working capital fluctuations, most notably from the timing of semi-annual cash interest payments on the Company’s senior notes.
OIBDA and free cash flow should not be regarded as alternatives to either operating income, net income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to free cash flow. Reconciliations of historical presentations of OIBDA and free cash flow to their most directly comparable GAAP financial measures are provided in Attachment 6.

Company Description
Mediacom Communications is the nation’s 8th largest cable television company and the leading cable operator focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed Internet access and phone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.
Forward Looking Statements
Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continues” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statements include: competition in the Company’s video, high-speed Internet access and phone businesses; the Company’s ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; increasing programming costs; changes in laws and regulations; the Company’s ability to generate sufficient cash flow to meet its debt service obligations; and the other risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2004 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Attachments:	Contact:
(1) Actual Results — Three-Month Periods	Investor Relations
(2) Actual Results — Nine-Month Periods	Matt Derdeyn
(3) Condensed Consolidated Balance Sheet	Group Vice President,
(4) Condensed Statements of Cash Flows	Corporate Finance and Treasurer
(5) Capital Expenditure Data	(845) 695-2612
(6) Reconciliation Data — Historical	Media Relations
(7) Calculation — Free Cash Flow	Marvin Rappaport
(8) Summary Operating Statistics	Vice President,
Governmental Relations
(845) 695-2704

(1) Actual Results — Three-Month Periods
MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,		Percent
	2005 (a)	2004 (b)	Change
Video	$211,561	$208,655	1.4%
Data	49,830	39,192	27.1
Advertising	13,568	13,178	3.0

Total revenues	274,959	261,025	5.3

Service costs	111,462	102,131	9.1
SG&A expenses	58,019	55,292	4.9
Corporate expenses	5,466	5,095	7.3
Depreciation and amortization	54,851	55,631	(1.4)

Operating income	45,161	42,876	5.3

Interest expense, net	(52,374)	(48,709)	7.5
Gain (loss) on derivatives, net	5,092	(4,218)	NM
Gain on sale of assets and investments, net	1,445	—	NM
Other expense	(2,047)	(2,593)	(21.1)

Net loss before provision for income taxes	(2,723)	(12,644)	NM
Provision for income taxes	(8)	(163)	NM

Net loss	$(2,731)	$(12,807)	NM

Basic and diluted weighted average shares outstanding	116,864	118,523
Basic and diluted loss per share	$(0.02)	$(0.11)

OIBDA (c)	$100,012	$98,507	1.5%
OIBDA margin (d)	36.4%	37.7%
Operating income margin (e)	16.4%	16.4%
Free cash flow (f)	$(19,948)	$4,676
Free cash flow per share (g)	$(0.17)	$0.04

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation, and percentage changes that are not meaningful are marked NM.

(a)	For the three months ended September 30, 2005, Hurricanes Dennis and Katrina had the following effects: revenues reflected $1.5 million of service interruption credits issued to customers and lost revenues; operating expenses reflected $0.5 million of incremental service costs and $0.3 million of incremental selling, general and administrative expenses; and depreciation expense included $0.6 million due to the impairment of cable plant and other property and equipment. Subsequent impairment charges may result once the Company completes its assessment. See “Effect of Hurricanes on Operating and Financial Results” for more detail.

(b)	For the three months ended September 30, 2004, Hurricane Ivan had the following effects: revenues reflected $2.9 million of service interruption credits issued to customers; operating expenses reflected $0.8 million of incremental service costs and $0.2 million of incremental selling, general and administrative expenses; and depreciation expense included $2.1 million due to the impairment of cable plant and other property and equipment.

(c)	See Attachment (6) Reconciliation Data — Historical for a reconciliation of OIBDA to operating income.

(d)	Represents OIBDA as a percentage of revenues.

(e)	Represents operating income as a percentage of revenues.

(f)	Represents OIBDA less cash taxes, capital expenditures and interest expense, net. See Attachment (6) Reconciliation Data — Historical for a reconciliation of free cash flow to net cash flows provided by operating activities.

(g)	Represents free cash flow divided by basic weighted average common shares outstanding.

(2) Actual Results — Nine-Month Periods
MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended
	September 30,		Percent
	2005 (a)	2004 (b)	Change
Video	$637,256	$641,322	(0.6%)
Data	142,810	114,385	24.9
Advertising	38,469	36,356	5.8

Total revenues	818,535	792,063	3.3

Service costs	325,911	303,892	7.2
SG&A expenses	171,763	162,030	6.0
Corporate expenses	16,355	14,943	9.4
Depreciation and amortization	162,530	163,826	(0.8)

Operating income	141,976	147,372	(3.7)

Interest expense, net	(153,784)	(143,276)	7.3
Loss on early extinguishment of debt	(4,742)	—	NM
Gain on derivatives, net	11,513	9,498	21.2
Gain on sale of assets and investments, net	2,628	5,885	(55.3)
Other expense	(7,276)	(7,406)	(1.8)

Net (loss) income before provision for income taxes	(9,685)	12,073	NM
Benefit from (provision for) income taxes	124	(490)	NM

Net (loss) income	$(9,561)	$11,583	NM

Basic weighted average shares outstanding	117,401	118,683
Diluted weighted average shares outstanding	117,401	118,709
Basic and diluted (loss) earnings per share	$(0.08)	$0.10

OIBDA (c)	$304,506	$311,198	(2.2%)
OIBDA margin (d)	37.2%	39.3%
Operating income margin (e)	17.3%	18.6%
Free cash flow (f)	$(28,931)	$41,530
Free cash flow per share (g)	$(0.25)	$0.35

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation, and percentage changes that are not meaningful are marked NM.

(a)	For the nine months ended September 30, 2005, Hurricanes Dennis and Katrina had the following effects: revenues reflected $1.5 million of service interruption credits issued to customers and lost revenues; operating expenses reflected $0.5 million of incremental service costs and $0.3 million of incremental selling, general and administrative expenses; and depreciation expense included $0.6 million due to the impairment of cable plant and other property and equipment. Subsequent impairment charges may result once the Company completes its assessment. See “Effect of Hurricanes on Operating and Financial Results” for more detail.

(b)	For the nine months ended September 30, 2004, Hurricane Ivan had the following effects: revenues reflected $2.9 million of service interruption credits issued to customers; operating expenses reflected $0.8 million of incremental service costs and $0.2 million of incremental selling, general and administrative expenses; and depreciation expense included $2.1 million due to the impairment of cable plant and other property and equipment.

(c)	See Attachment (6) Reconciliation Data — Historical for a reconciliation of OIBDA to operating income.

(d)	Represents OIBDA as a percentage of revenues.

(e)	Represents operating income as a percentage of revenues.

(f)	Represents OIBDA less cash taxes, capital expenditures and interest expense, net. See Attachment (6) Reconciliation Data — Historical for a reconciliation of free cash flow to net cash flows provided by operating activities.

(g)	Represents free cash flow divided by basic weighted average common shares outstanding.

(3) Condensed Consolidated Balance Sheet
MEDIACOM COMMUNICATIONS CORPORATION
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$5,591	$23,875
Investments	—	1,987
Subscriber accounts receivable, net	59,051	58,253
Prepaid expenses and other assets	24,177	19,781

Total current assets	$88,819	$103,896
Property, plant and equipment, net	1,462,372	1,443,090
Intangible assets, net	2,039,842	2,042,110
Other assets, net	54,394	46,559

Total assets	$3,645,427	$3,635,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$233,986	$261,223
Deferred revenue	40,466	38,707
Current portion of long-term debt	220,877	42,700

Total current liabilities	$495,329	$342,630
Long-term debt, less current portion	2,847,468	2,966,932
Other non-current liabilities	23,124	32,581
Total stockholders’ equity	279,506	293,512

Total liabilities and stockholders’ equity	$3,645,427	$3,635,655

(4) Condensed Statements of Cash Flows
MEDIACOM COMMUNICATIONS CORPORATION
Condensed Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net cash flows provided by operating activities	$121,151	$172,158

CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures	(179,230)	(126,047)
Acquisition of cable television systems	—	(3,372)
Proceeds from sale of assets and investments	4,616	10,556
Other investment activities	—	(654)

Net cash flows used in investing activities	$(174,614)	$(119,517)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
New borrowings	778,750	201,000
Repayment of debt	(720,037)	(244,182)
Redemption of senior notes	(202,834)	—
Issuance of senior notes	200,000	—
Repurchase of common stock	(6,335)	(3,656)
Other financing activities — book overdrafts	(8,989)	(19,128)
Proceeds from issuance of common stock in employee stock purchase plan	954	981
Financing costs	(6,330)	—

Net cash flows provided by (used in) financing activities	$35,179	$(64,985)

Net decrease in cash and cash equivalents	$(18,284)	$(12,344)

CASH AND CASH EQUIVALENTS, beginning of period	$23,875	$25,815

CASH AND CASH EQUIVALENTS, end of period	$5,591	$13,471

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$184,425	$163,459
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES:
Capital expenditures financed through capital leases	$—	$—

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(5) Capital Expenditure Data
MEDIACOM COMMUNICATIONS CORPORATION
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Customer premise equipment	$96,616	$56,248
Scalable infrastructure	21,749	18,069
Line extensions	14,704	26,452
Upgrade/Rebuild	31,836	11,293
Support capital	14,325	13,985

Total	$179,230	$126,047

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
(6) Reconciliation Data — Historical
MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of OIBDA to Operating Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2005	2004
OIBDA	$100,012	$98,507
Depreciation and amortization	(54,851)	(55,631)

Operating income	$45,161	$42,876

	Nine Months Ended
	September 30,
	2005	2004
OIBDA	$304,506	$311,198
Depreciation and amortization	(162,530)	(163,826)

Operating income	$141,976	$147,372

(6) Reconciliation Data — Historical (continued)
MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of Free Cash Flow to Net Cash Flows
Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Free cash flow	$(28,931)	$41,530
Capital expenditures	179,230	126,047
Other expenses	(987)	(2,731)
Change in assets and liabilities, net	(28,161)	7,312

Net cash flows provided by operating activities	$121,151	$172,158

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
(7) Calculation — Free Cash Flow
MEDIACOM COMMUNICATIONS CORPORATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2005	2004
OIBDA	$100,012	$98,507
Cash taxes	(234)	(100)
Capital expenditures	(67,352)	(45,022)
Interest expense, net	(52,374)	(48,709)

Free cash flow	$(19,948)	$4,676

	Nine Months Ended
	September 30,
	2005	2004
OIBDA	$304,506	$311,198
Cash taxes	(423)	(345)
Capital expenditures	(179,230)	(126,047)
Interest expense, net	(153,784)	(143,276)

Free cash flow	$(28,931)	$41,530

(8) Summary Operating Statistics
MEDIACOM COMMUNICATIONS CORPORATION

	Actual	Actual	Actual
	September 30,	June 30,	September 30,
	2005 (a)	2005	2004 (a)
Estimated homes passed	2,802,000	2,800,000	2,780,000

Total revenue generating units (RGUs)(b)	2,361,000	2,327,000	2,193,000
Quarterly net RGU additions	34,000	29,000	2,000
RGU penetration(c)	84.3%	83.1%	78.9%
Average monthly revenue per RGU(d)	$39.10	$39.98	$39.69

Customer relationships(e)	1,477,000	1,489,000	1,495,000

Video
Basic subscribers	1,429,000	1,446,000	1,461,000
Quarterly net basic subscriber losses	(17,000)	(15,000)	(30,000)
Basic penetration(f)	51.0%	51.6%	52.6%
Digital customers	477,000	455,000	382,000
Quarterly net digital customer additions	22,000	25,000	9,000
Digital penetration(g)	33.4%	31.5%	26.1%
Average monthly video revenue per basic subscriber(h)	$49.06	$49.52	$47.12

Data
Data customers	453,000	426,000	350,000
Quarterly net data customer additions	27,000	19,000	23,000
Data penetration(i)	16.2%	15.2%	12.6%
Average monthly data revenue per data customer(j)	$37.73	$38.35	$38.59

Phone
Marketable phone homes(k)	455,000	15,000	—
Phone customers	2,000	NM	—

Average total monthly revenue per basic subscriber(l)	$63.76	$63.60	$58.95

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Basic subscribers, digital customers and data customers as of September 30, 2005 and 2004 reflect the Company’s estimate of lost subscribers and customers as a result of Hurricanes Dennis and Katrina in 2005 and Hurricane Ivan in 2004.

(b)	Represents the total of basic subscribers, digital customers, data customers and phone customers at the end of each period.

(c)	Represents RGUs as a percentage of estimated homes passed.

(d)	Represents average monthly revenues for the last three months of the period divided by average RGUs for such period.

(e)	The total number of customers that receive at least one level of service, encompassing video, data and phone, without regard to which service(s) customers purchase.

(f)	Represents basic subscribers as a percentage of estimated homes passed.

(g)	Represents digital customers as a percentage of basic subscribers.

(h)	Represents average monthly video revenues for the last three months of the period divided by average basic subscribers for such period.

(i)	Represents data customers as a percentage of estimated homes passed.

(j)	Represents average monthly data revenue for the last three months of the period divided by average data customers for such period.

(k)	Represents number of homes to which the Company is currently marketing phone service.

(l)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.